Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

AND LIMITED WAIVER

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of August 31, 2009, between GULFPORT ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as a Lender and as Administrative Agent (in such latter capacity, “Agent”). Capitalized terms used but not defined in this Amendment have the meaning given them in the Credit Agreement (defined below).

RECITALS

A. Borrower, Lenders and Agent entered into that certain Credit Agreement dated as of March 11, 2005 (as amended by the First Amendment to Credit Agreement dated March 20, 2007, the Second Amendment to Credit Agreement dated July 19, 2007, the Third Amendment to Credit Agreement dated December 20, 2007, and as may be further amended, restated or supplemented from time to time, the “Credit Agreement”).

B. Borrower, Lenders and Agent have agreed to amend the Credit Agreement, subject to the terms and conditions of this Amendment, in order to, among other things, recharacterize a certain portion of the Obligations as a new term loan.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

1. Amendments to Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

“Equity Issuance” means any issuance of equity interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity interests issued (i) to the Borrower or any of its Subsidiaries; (ii) pursuant to employee or director and officer benefit or dividend reinvestment plans or stock option or purchaser plans; (iii) as consideration in connection with or to fund any investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries; or (iv) pursuant to any outstanding warrants to purchase common stock pursuant to any of the approximately 66,000 outstanding warrants to purchase common stock issued by the Company in 2002 in the ordinary course of business.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalents received by the Borrower or any of

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its Subsidiaries from such Equity Issuance after payment of, or provision for, all reasonable brokerage commissions, investment banking fees, attorneys’ fees, accountants’ fees, underwriting discounts and commissions, taxes and other reasonable out-of-pocket fees, costs and expenses actually incurred.

“Forward Sales Contracts” means those certain forward sales contracts entered into among the Borrower and third parties in the ordinary course of business related to sales of Hydrocarbons.

“Fourth Amendment Effective Date” means August 31, 2009.

“Net Cash Proceeds” means (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Loan Document) and other customary fees, costs and expenses actually incurred in connection therewith, taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Disposition or Recovery Event as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements) and, to the extent in the ordinary course of business and customary in the Borrower’s line of business, all distributions and other payments required to be made pursuant to partnership agreements, limited liability company organizational documents, joint venture agreements, operating agreements, production sharing agreements, pooling arrangements and other agreements relating to the assets so Disposed of, and amounts reserved for purchase price adjustments and post-closing liabilities, (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds or cash equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, brokerage, finder’s or similar fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (c) in connection with the settlement, unwinding or termination of a Swap Contract, the cash proceeds or cash equivalents received, net of attorneys’ fees, costs, charges and other customary fees and expenses actually incurred in connection therewith.

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“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Notice” means a written notice of a continuation of the Term Loan pursuant to Section 2.02(a), which shall include (a) the duration of the Interest Period for such continuation or (b) a conversion of the Term Loan from (i) a Eurodollar Rate Loan to a Base Rate Loan or (ii) a Base Rate Loan to a Eurodollar Rate Loan.

“Term Loan Principal Amount” means $14,020,525.

“Term Pro Rata Share” means, with respect to each Lender, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the portion of the Term Loan held by such Lender at such time and the denominator of which is the outstanding principal amount of the Term Loan. The initial Term Pro Rata Share is set out opposite the name of such Lender on Schedule 2.01(b) or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

(b) Section 1.01 of the Credit Agreement is hereby amended by replacing the following definitions in proper alphabetical order:

“Applicable Rate” means: (a) With respect to any Revolving Loan and with respect to Letters of Credit, the following percentages per annum, based upon the Utilization Percentage:

Applicable Rate
Pricing Level	Utilization Percentage	Letters of Credit	Eurodollar Rate +	Base Rate +	Commitment Fee
1	≥ 75%	3.50%	3.50%	2.50%	0.625%
2	≥ 50% but < 75%	3.25%	3.25%	2.25%	0.625%
3	≥ 25% but < 50%	3.00%	3.00%	2.00%	0.500%
4	< 25%	2.75%	2.75%	1.75%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Utilization Percentage shall become effective on the date such change occurs.

(b) With respect to the Term Loan, a percentage per annum equal to four percent (4.00%). To the extent the Term Loan is converted to a Base Rate Loan as permitted hereunder, the Applicable Rate shall be a percentage per annum equal to 3.00%.

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“Availability Period” means the period from and including the Closing Date to the earlier of (a) the Maturity Date, and (b) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of Agent to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the sum of (i) 1.00% plus (ii) the Eurodollar Rate (for an Interest Period of one month, determined in accordance with the definition of Eurodollar Rate). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Revolving Loans that are Eurodollar Rate Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.01(a).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that, that if any Interest Period for a Eurodollar Rate Loan exceeds one month, the respective dates that fall on the last Business Day of each month after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter (subject to availability), as selected by Borrower in its Revolving Loan Notice or Term Loan Notice, as applicable; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no

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numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Loans” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan or the Term Loan.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; (b) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan, as the case may be, occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to any continuation of the Term Loan, a Term Loan Notice and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans that are Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing shall be substantially in the form of Exhibit A.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

(c) Section 2.01 of the Credit Agreement is hereby amended to add “(a)” before the heading “Revolving Loans” and to replace every reference to “2.01” with “2.01(a)” and every reference to “2.05” with “2.05(a)”.

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(d) Section 2.01 of the Credit Agreement is hereby amended to add the following as new subsection (b):

(b) Term Loan. On the Fourth Amendment Effective Date, the Lenders severally agree to make a term loan (the “Term Loan”) in the aggregate amount equal to the amount of such Lender’s portion of the Term Loan Principal Amount as set forth on Schedule 2.01(b). The Term Loan shall be deemed to be made as of the Fourth Amendment Effective Date in order to repay the amount of the Revolving Loan that exceeds the Borrowing Base in effect as of the Fourth Amendment Effective Date. Amounts borrowed under this Section 2.01(b) which are repaid or prepaid may not be reborrowed.

(e) The heading to Section 2.02 and Section 2.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone, provided that such notice is promptly followed by facsimile notice. Each such notice, and each Term Loan Notice, must be received by Agent not later than 11:00 a.m., Central Time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) with respect to Loans must be confirmed promptly by delivery to Agent of a written Revolving Loan Notice or Term Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of Borrower. With respect to Revolving Loans, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a greater integral multiple of $100,000. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a greater integral multiple of $100,000. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Revolving Loans that are Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. With respect to Revolving Loans, if Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if

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Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Revolving Loans that are Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Term Loan shall initially be made (without the Borrower being required to submit a Term Loan Notice) as a Eurodollar Rate Loan having an Interest Period of one month. The Term Loan shall be automatically continued (without the Borrower being required to submit a Term Loan Notice) as a Eurodollar Rate Loan having an Interest Period of one month on the last day of the immediately preceding Interest Period, unless otherwise specified in a Term Loan Notice delivered to the Agent. Each Term Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a conversion of the Term Loan from one Type to the other, or a continuation of the Term Loan as a Eurodollar Rate Loan, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), and (iii) if applicable, the duration of the Interest Period with respect thereto.

(f) Section 2.02(e) of the Credit Agreement is hereby amended to add the following sentence to the end of such subsection:

Only one Interest Period shall be in effect with respect to the Term Loan.

(g) Section 2.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.05 Prepayments:

(a) Optional. Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m., Central Time, (A) five Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a greater integral multiple of $100,000; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a greater integral multiple of $100,000, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether such prepayment is of the Term Loan or Revolving Loans, and the Type(s) of Loans to be prepaid. Agent will promptly notify each Lender of its receipt

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of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment or such Lender’s Term Pro Rata Share of such prepayment, as applicable. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each Revolving Loan prepayment shall be applied to the Revolving Loans of Lenders in accordance with their respective Pro Rata Shares and each Term Loan prepayment shall be applied to the Term Loan of Lenders in accordance with their respective Term Pro Rata Shares.

(b) Mandatory.

(i) Overadvance. If for any reason (including a redetermination of the Borrowing Base) the Total Outstandings at any time exceed the lesser of Aggregate Commitments then in effect and the Borrowing Base then in effect (after giving effect to Section 2.05(b)(vi), Borrower shall immediately (and in any event within three (3) Business Days) (1) prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or (2) add to the Borrowing Base Oil and Gas Properties additional Oil and Gas Properties of the Borrower sufficient in value, as determined pursuant to Section 2.04, to increase the Borrowing Base to equal or exceed the Total Outstandings.

(ii) Dispositions. Upon the occurrence of any Disposition (including any Disposition of any Borrowing Base Oil and Gas Properties) or any Recovery Event (except (A) Dispositions pursuant to Section 7.05(a), (c) or (d) and (B) with respect to Net Cash Proceeds received with respect to (i) Dispositions in an aggregate amount not to exceed $1,500,000 during any fiscal year or (ii) a Recovery Event, in each case in which such Net Cash Proceeds are utilized in order to replace or repair the assets of the Borrower or any Subsidiary that are the subject of such Disposition or Recovery Event (or, in the case of a Recovery Event, are utilized by the Borrower or the applicable Subsidiary to reimburse itself for expenditures previously made in order to replace or repair such assets in an aggregate amount not to exceed $4,000,000 during any fiscal year)), then on the date of receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds related thereto, the Loans shall immediately be prepaid in accordance with Section 2.05(b)(viii) by an amount equal to the amount of such Net Cash Proceeds minus the amount of any mandatory prepayment made pursuant to Section 2.05(b)(i)

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in connection with such Disposition or Recovery Event. Notwithstanding the foregoing, the Borrower may retain Net Cash Proceeds in an amount not to exceed $100,000 in the aggregate for Dispositions made by the Borrower or its Subsidiaries during any fiscal year. For purposes of calculating the Net Cash Proceeds received from a Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Loans pursuant to this Section until received by the applicable Person. The provisions of this Section do not constitute consent to the consummation of any Disposition not otherwise permitted by Section 7.05.

(iii) Indebtedness Issuance. If any Indebtedness for borrowed money shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.03(a), (b), (c), (d), (e), (f), and (g)), then on the date of such issuance or incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, in accordance with Section 2.05(b)(viii). The provisions of this Section do not constitute consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.

(iv) Equity Issuance. If the Borrower or any Subsidiary consummates an Equity Issuance, then Equity Issuance Proceeds received by the Borrower or any of its Subsidiaries shall be immediately applied to prepay the Loans on the date such Equity Issuance Proceeds are received in accordance with Section 2.05(b)(viii); provided, however, the Borrower shall not nor shall it permit any Subsidiary to issue any equity interests (other than to the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $500,000 during any fiscal year) if a Default shall be existing immediately after giving effect thereto or would result therefrom.

(v) Termination of Swap Contracts. If the Borrower or any Subsidiary shall settle, unwind or otherwise terminate any Swap Contract (not including the ordinary course settlement of Forward Sales Contracts, but including any early monetization or termination of such Forward Sales Contracts), then on the date of receipt by the Borrower or any such Subsidiary of the Net Cash Proceeds related thereto, the Loans shall be immediately prepaid by an amount equal to the amount of such Net Cash Proceeds in accordance with Section 2.05(b)(viii).

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(vi) Disposition of Borrowing Base Oil and Gas Properties. On each date on which Borrower sells any of its Borrowing Base Oil and Gas Properties, the Borrowing Base shall be automatically reduced to the loan value (determined in accordance with the procedures for determining the Borrowing Base) of the remaining Borrowing Base Oil and Gas Properties, and the Borrower shall be required to make a prepayment, if any, required to Section 2.05(b)(i).

(vii) Accrued Interest. Each prepayment under this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Article III as a result of such prepayment.

(viii) Application of Prepayments. Prepayments required under this Section 2.05(b) shall be applied, first, to the Term Loan in inverse order of maturity, second to the Revolving Loan, with no reduction of the Aggregate Commitments as a result thereof, and third, to the extent that there are no Revolving Loans outstanding, to Cash Collateralize the L/C Obligations in accordance with Section 2.03.

(h) Section 2.06 of the Credit Agreement is hereby amended to add “(a)” after the heading thereof and to add a new subsection (b) to read as follows:

(b) Borrower shall repay the principal amount of the Term Loan to Lenders in monthly installments of $1,000,000 each, due and payable on the last Business Day of each calendar month, commencing on September 30, 2009. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of the Term Loan outstanding on such date, together with all accrued and unpaid interest and fees.

(i) Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, Central Time, on the date specified herein. Agent will promptly distribute to each Lender its Pro Rata Share or Term Pro Rata Share, as applicable (or other applicable share as provided herein), of such payment in like funds as received by wire transfer to such Lender’s

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Lending Office. All payments received by Agent after 12:00 noon, Central Time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Agent (as such account shall be designated by Borrower in a written notice to Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Agent, upon notice to Borrower (which notice may be by telephone) (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to automatically deduct any such amount from any or all of the accounts of Borrower maintained at Agent. Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower based on their Pro Rata Share or Term Pro Rata Share, as applicable, for any amounts deducted from such accounts in excess of amounts due hereunder and under any other Loan Documents.

(j) Section 2.11(e) and Section 2.12 of the Credit Agreement are hereby amended to delete every reference to the word “Revolving”.

(k) The last paragraph of Section 3.05 of the Credit Agreement is hereby amended to replace “Eurodollar Rate Revolving Loan” with “Eurodollar Rate Loan”.

(l) Section 4.03 of the Credit Agreement is hereby amended to replace “Section 2.01” with “Section 2.01(a)”.

(m) Section 5.17 of the Credit Agreement is hereby amended to delete every reference to the word “Revolving”.

(n) Section 6.02(a) of the Credit Agreement is hereby amended by deleting Section 6.02(a) in its entirety and replacing it with the following:

(a) Intentionally Omitted.

(o) Section 7.03(d)(i) of the Credit Agreement is hereby amended by deleting such subsection (i) in its entirety and replacing it with the following:

(i) except in the case of Forward Sales Contracts, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”;

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(p) Section 7.05 of the Credit Agreement is hereby amended by deleting Section 7.05 in its entirety and replacing it with the following:

7.05 Dispositions. Make any Disposition except the following (provided that each such Disposition shall be for fair market value, determined at the time the agreement to enter into such Disposition is made):

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, any portion of the Borrowing Base Oil and Gas Properties, whether now owned or hereafter acquired, including transfers to Affiliates, which sales, leases, assignments, transfers and disposals under this Section 7.05(b), in the aggregate, do not exceed $100,000 during any period beginning on the date of Administrative Agent’s written notice to Borrower pursuant to Section 2.04 of a Borrowing Base redetermination (except that the first such period shall begin on the Closing Date) and ending on the date of the next such written notice from Administrative Agent to Borrower;

(c) sales of Hydrocarbons (including through Forward Sales Contracts in the ordinary course of business) in the ordinary course of business;

(d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that, if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

(e) sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, any portion of assets that are not categorized as Borrowing Base Oil and Gas Properties, whether now owned or hereafter acquired, including transfers to Affiliates, which, sales, leases, assignments, transfers and disposals under this Section 7.05(e) made after the Fourth Amendment Effective Date do not exceed (i) an aggregate amount of

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$7,000,000 during the fiscal year ending December 31, 2009 and (ii) for fiscal years ending after December 31, 2009 (A) if any Obligations with respect to the Term Loan remain outstanding, an aggregate amount of $100,000 during such fiscal year and (B) if no Obligations with respect to the Term Loan remain outstanding, an aggregate amount of $2,500,000 during such fiscal year.

(q) Section 7.13 of the Credit Agreement is hereby added to the Credit Agreement and shall read as follows:

7.13 After the Fourth Amendment Effective Date, make any Investments (a) in an aggregate amount in excess of $500,000 through the date of repayment in full of all Obligations with respect to the Term Loan and (b) thereafter, in an aggregate amount in excess of $2,500,000 during any fiscal year, without the prior written consent of the Required Lenders. The Required Lenders have consented to the Investments listed on the attached Schedule 7.13.

(r) Section 10.02(d) of the Credit Agreement is hereby amended to replace the term “Revolving Loan Notices” with the phrase “Revolving Loan Notices or Term Loan Notices”.

2. Schedules.

(a) The Credit Agreement is hereby amended to add Schedule 2.01(b) and Schedule 7.13 attached to this Amendment.

3. Borrowing Base. The parties agree that the Borrowing Base in effect as of August 31, 2009, is equal to $45,000,000, and that as of August 31, 2009, the Monthly Borrowing Base reduction is $0.00. The parties hereto further agree that the redetermination of the Borrowing Base set forth in this Amendment shall replace the Borrowing Base redetermination scheduled for October of 2009 as set forth in Section 2.04(b). The parties further agree that from the date of this Amendment through the Maturity Date, the Administrative Agent shall have the right to issue no more than two unscheduled redeterminations of the Borrowing Base as set forth in Section 2.04(c).

4. Limited Waiver. Lenders hereby waive any Default (the “Existing Defaults”) that may exist as of the date of this Amendment under Section 8.01 of the Credit Agreement based upon any violations of Section 6.02(a) of the Credit Agreement occurring prior to the date of this Amendment and Section 7.05 of the Credit Agreement with respect to Dispositions of assets occurring prior to the date of this Amendment without the consent of the Lenders. Furthermore, the Lenders hereby waive any Default with respect to Sections 2.05(b) or 8.01 of the Credit Agreement to the extent of any outstanding amounts under the Revolving Loan that are repaid by the Term Loan as of the effective date of this Amendment. This waiver is a one-time waiver, and shall not be deemed to be a modification or amendment to the Credit Agreement, except as expressly provided in this Amendment, and shall not be deemed to be any other waiver of Sections 2.05(b), 7.05 or 8.01 of the Credit Agreement.

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5. Conditions. This Amendment shall be effective upon the Agent’s receipt of the following:

(a) fully executed copies of this Amendment, executed and delivered by Borrower, Lenders and Agent,

(b) to the extent required by the Lenders, replacement Notes executed by Borrower and delivered to the Agent in form and substance satisfactory to the Agent,

(c) an officer’s certificate from Borrower certifying as to the incumbency of officers, that no changes have been made to the Borrower’s certificate of incorporation and bylaws since the date of the certificate delivered in connection with the Credit Agreement (or the most recent amendment), and including resolutions authorizing this Amendment adopted by the Board of Directors,

(d) an initial principal payment with respect to the Term Loan in the amount of $2,000,000, which shall be applied to the Term Loan for the account of the Lenders in inverse order of maturity, and

(e) such other documents and information as the Agent may reasonably request.

6. Representations and Warranties. Borrower represents and warrants to Lenders and Agent that, after giving effect to the amendments and waivers set forth in this Amendment, (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Amendment, (b) this Amendment has been duly authorized and approved by all requisite corporate action on the part of the Borrower, (c) no other consent of any Person (other than Lenders and Agent) is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date or to the extent additional matters have been disclosed to Lenders and Agent in writing), (f) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party, and (g) no Event of Default or Default has occurred and is continuing. The representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment. No investigation by Lenders or Agent is required for Lenders or Agent to rely on the representations and warranties in this Amendment.

7. Scope of Amendment; Reaffirmation. All references to the Credit Agreement shall refer to the Credit Agreement as amended by this Amendment. Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Credit Agreement (as amended by this Amendment) and any other Loan Document, the terms of the Credit Agreement shall control and such other document shall be deemed to be amended to conform to the terms of the Credit Agreement. Borrower hereby reaffirms its obligations under the Loan Documents to which it is a party to and agrees that all Loan Documents to which it is a party to remain in full force and effect and continue to be legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this Amendment).

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8. Release. As a material part of the consideration for Agent and Lenders entering into this Amendment, Borrower (“Releasor”) agrees as follows (the “Release Provision”):

(a) Releasor hereby releases and forever discharges Agent and each Lender and Agent’s and each Lender’s predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Lender Group”) jointly and severally from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever occurring prior to the date hereof, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, presently possessed, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, presently accrued, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted (“Claims”), which Releasor may have or claim to have against any of Lender Group; except, as to any member of the Lender Group, to the extent that any such Claim results from any gross negligence or willful misconduct of that member.

(b) Releasor agrees not to sue any of Lender Group or in any way assist any other Person in suing Lender Group with respect to any Claim released herein. The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

(c) Releasor acknowledges, warrants, and represents to Lender Group that:

(i) Releasor has read and understands the effect of the Release Provision. Releasor has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasor has read and considered the Release Provision and advised Releasor to execute the same. Before execution of this Amendment, Releasor has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii) Releasor is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Releasor acknowledges that Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

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(iii) Releasor has executed this Amendment and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv) Releasor is the sole owner of the claims released by the Release Provision, and Releasor has not heretofore conveyed or assigned any interest in any such claims to any other person or entity.

(d) Releasor understands that the Release Provision was a material consideration in the agreement of the Agent and each Lender to enter into this Amendment.

(e) It is the express intent of Releasor that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of Lender Group so as to foreclose forever the assertion by Releasor of any Claims released hereby against Lender Group.

(f) If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

9. Miscellaneous.

(a) No Waiver of Defaults. This Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of the Credit Agreement or any other Loan Document not expressly referred to in this Amendment, or (B) any present or future violation of, or default under, any provision of the Loan Documents, or (ii) a waiver of Lenders’ and Agent’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents, as amended and waived by this Amendment.

(b) Form. Each agreement, document, instrument or other writing to be furnished Lenders and Agent under any provision of this Amendment must be in form and substance reasonably satisfactory to Lenders, Agent and their counsel.

(c) Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the other Loan Documents.

(d) Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay or reimburse Lenders and Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of Lenders’ and Agent’s counsel.

(e) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

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(f) Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be transmitted and signed by facsimile or by portable document format (PDF). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower, Lenders and Agent. Lenders and Agent may also require that any such documents and signatures be confirmed by a manually-signed original; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF document or signature.

(g) Governing Law. This Amendment and the other Loan Documents must be construed, and their performance enforced, under Texas law.

(h) Entirety. THE LOAN DOCUMENTS (AS AMENDED AND WAIVED HEREBY) REPRESENT THE FINAL AGREEMENT BY AND BETWEEN BORROWER, LENDERS AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures appear on the next page.]

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This Amendment is executed as of the date set out in the preamble to this Amendment.

BORROWER:

GULFPORT ENERGY CORPORATION

By:	/s/ Mike Liddell
Mike Liddell
Chairman of the Board

AGENT AND LENDER:

BANK OF AMERICA, N.A., as Agent and as Lender

By:	/s/ Christen A. Lacey
Name:	Christen A. Lacey
Title:	Principal

SCHEDULE 2.01(b)

PORTION OF TERM LOAN PRINCIPAL AMOUNT

AND TERM PRO RATA SHARES

Lender	Portion of Term Loan Principal Amount	Term Pro Rata Share
Bank of America, N.A.	$14,020,525	100.000000000%

Total	$14,020,525	100.000000000%